Exhibit 99.1

AITX Announces Q3 FY 2025 Financial Results Featuring 300% Revenue Growth Year Over Year

Highlights Include Quarter Over Quarter Revenue Growth of 30%

Detroit, Michigan, January 14, 2025 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD-I), today announced its financial results for the third quarter of fiscal year 2024 ending on November 30, 2024. The results highlight continued significant revenue growth and the successful transition to the Company’s fourth generation (Gen 4) platform, further solidifying AITX’s position as an industry innovator.

The Company reminds the investment community that it is broadcasting its Annual Investor Presentation on the AITX YouTube channel on Wednesday, January 15 at 4:00 p.m. ET. The Company will share details on its full solution set as well as financial projections for the next fiscal year. The presentation will be available on the AITX’s YouTube channel for viewers that cannot watch it as it streams at 4:00 p.m.

Financial Highlights

Revenue Growth

For the nine months ended November 30, 2024, AITX recorded revenues of $4,277,951, representing a 213% increase over the $1,386,363 reported for the same period in 2023. This impressive growth reflects the continued market adoption of AITX’s innovative AI and robotic security and safety solutions.

Total rental revenue for the three months ended November 30, 2024, reached $1,750,968, a 30% increase compared to $1,344,183 in the prior quarter. This marks the third consecutive quarter of strong revenue growth, showcasing the Company’s robust demand pipeline and the effectiveness of its recurring revenue model.

Operational Milestones

Transition to Fourth-Generation Platform

AITX successfully completed the transition from its third generation (Gen 3) platform to the fourth generation (Gen 4) platform during the quarter. This transition marks a significant technological leap, bringing a host of benefits to the Company’s product offerings:

●	Enhanced Capabilities: Gen 4 devices deliver more advanced analytics, improved AI functionality, and better overall performance.

●	Reduced Hardware Weight: The updated designs allow for easier deployment and handling.

●	Faster Production Times: Gen 4 manufacturing processes are optimized for efficiency, enabling faster delivery to clients and reducing costs.

“We’re thrilled to continue to deliver financial results that bring us ever closer to our immediate goal of bringing AITX to full operational positive cash flow, which we believe we will achieve in calendar year 2025 with continued sales growth and the new solutions coming along despite some SG&A increase,” said Steve Reinharz, CEO and CTO of AITX and its four subsidiaries. “The significant revenue increase highlights the market’s growing trust in our solutions, while the transition to our fourth-generation platform positions us to scale faster and deliver even more value to our clients.”

Outlook

AITX remains committed to sustaining its growth trajectory by further expanding its client base, enhancing its product lineup, and driving operational efficiencies. The Company expects to leverage its Gen 4 platform to unlock new opportunities across its primary revenue streams, including stationary, mobile, and monitoring solutions.

The Company’s 2025 Investor Presentation provides a detailed overview of three revenue projection models for fiscal year 2026, which will begin March 1, 2025. These models, labeled as conservative, best estimate, and optimistic, offer insights into anticipated growth scenarios based on current sales trends, expected product deployments, and strategic initiatives. The presentation illustrates the Company’s roadmap toward achieving operational profitability and outlines how varying sales performance levels could impact revenue projections.

Mark Folmer, CPP, PSP, FSyI, President of Robotic Assistance Devices, Inc. (RAD-I), added, “The transition to Gen 4 is a critical milestone that sets the stage for future success. We’ve built a strong foundation for scalable growth while delivering even greater value to our clients.”

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

 1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/